EXHIBIT 99.1

Gryphon Gold Corporation

Gryphon Reports Significant Drill Results from Graben Zone, Borealis, Nevada

April 20, 2006 — Denver, CO and Vancouver, BC. Gryphon Gold Corporation (GGN: TSX) reports new assay results from its ongoing Graben exploration drilling program at its 100% owned Borealis Project, Nevada. Drilling has both extended the Graben mineralized zone to the north and west and has improved the width in the center of the zone.

The following is a summary of important drill hole assay results from a cross-fence of four holes 200ft north of the north end of the Graben zone (which is NI 43-101 accredited to contain 113,300 ounces of measured, 414,200 of indicated and 354,100 of inferred ounces of gold). One in-fill drill hole within the Graben zone is also reported. All holes have been drilled vertically.

Hole GGC-G-07 represents an excellent length of gold mineralization and has reported significant silver values. This hole, which ended in gold mineralization at 1071 ft., will be posted on Gryphon’s website once this release has been fully disseminated for individual assay inspection.

Hole Number	From (ft)	To (ft)	Thickness (ft)	Gold (oz per ton)	Silver (oz per ton)

Graben Fence #GGC-G-03	940	025	85	0.10 opt Au	0.75 opt Ag
including	970	015	45	0.16 opt Au	1.09 opt Ag
	010	015	5	0.51 opt Au	2.04 opt Ag

Graben Fence # GGC-G-04	885	045	160	0.07 opt Au	0.53 opt Ag

Graben Fence # GGC-G-06	830	040	210	0.05 opt Au	0.64 opt Ag
including	830	850	20	0.15 opt Au	1.05 opt Ag
	910	920	10	0.20 opt Au	1.44 opt Ag

Graben Fence #GGC-G-07	515	071	556	0.10 opt Au	0.38 opt Ag
including	640	810	170	0.21 opt Au	0.36 opt Ag
	655	685	30	0.33 opt Au	0.93 opt Ag
	760	775	15	0.31 opt Au	0.55 opt Ag
	785	800	15	0.42 opt Au	0.85 opt Ag
as well as	860	935	75	0.08 opt Au	1.09 opt Ag

Graben in Fill GGC-G-05	495	550	55	0.04 opt Au	nil
	625	725	100	0.03 opt Au	nil

Exploration drilling in the Graben will be continuing as the excellent results from GGC-G-03, -04, and -06 and -07 are indicating that gold mineralization continues at the north end of the zone. These holes are all located in an east-west “fence” and are approximately 200 feet north of the most northerly mineralized drill hole intervals in the Graben. The entire Graben zone has now expanded over a strike length of more

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than 1,800 feet. Future drilling will fill in gaps between widely spaced holes in the Graben and step-out from the defined Graben mineralized zone in a north, east and west direction.

Reverse circulation drilling services are provided by international drilling contractors, Diversified Drilling LLC of Missoula, Montana and Eklund Drilling Company of Reno, Nevada. Drill bit size equaled 4 ½ inches in diameter and samples were collected at 5-foot intervals (1.5 meters). All drill samples were bagged and sealed at the drill site by drill contractor employees, placed in bins, and delivered to a secure storage. American Assay Laboratories (AAL) in Sparks, Nevada picked up the sample bins from secure storage. AAL is ISO/IEC 17025 certified and has successfully completed Canadian proficiency testing (CCRMP). Drill cuttings were dried, crushed to –10 mesh, rotary split to 1,000 grams, pulverized to –150 mesh, split to 350 gram pulps, fire assayed for gold and silver using 1-assay ton fire assay with gravimetric finish. Strict QA/QC protocol was followed, including the insertion of standards and blanks on a regular basis in the assaying process.

The drilling, assaying, and compilation of this news release were conducted under the general supervision of Dr. Roger C. Steininger, CPG 7417 a Qualified Person as defined in Canadian National Instrument 43-101.

Gryphon Gold is a Nevada corporation, which is in the business of acquiring and developing gold properties in the United States. Gryphon Gold’s principal property is the Borealis Property located in the Walker Lane Gold Belt in Western Nevada.

For further information contact:	Allen Gordon, Chief Executive Officer or Steve Craig, Vice President Exploration at 303-988-5777

www.gryphongold.com

This press release contains “forward-looking information” which may include, but is not limited to, statements with respect to our planned exploration program. Such forward-looking statement reflects our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined under the section titles “Risk Factors and Uncertainties” in our prospectus (available at www.sedar.com) and registration statement filed with the SEC (available at www.sec.gov). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.